Exhibit 99.1

Jaguar Animal Health Signs Exclusive Distribution Agreement for Croton Lechleri Botanical Extract for Pigs and Dairy Cattle in the Chinese Marketplace

San Francisco, CA (September 7, 2016) - Jaguar Animal Health, Inc. (NASDAQ: JAGX) (“Jaguar” or the “Company”), an animal health company focused on developing and commercializing first-in-class gastrointestinal products for companion and production animals, foals, and high value horses, announced today that it has signed an exclusive supply and distribution agreement (the “Agreement”) for Croton lechleri botanical extract (the “botanical extract”) with Fresno, California-based Integrated Animal Nutrition and Health Inc. for dairy cattle and pigs in the Chinese marketplace.

The Agreement was executed following the positive results, which Jaguar announced this past July, of two studies to evaluate the safety and effectiveness of the botanical extract in piglets. The terms of the Agreement specify annual minimum purchase amounts that are required to maintain exclusivity, and state that Integrated Animal Nutrition and Health Inc. is responsible for all activities and costs to obtain all required product registrations, marketing authorizations, and customs clearances for the Chinese market.

The piglet studies were sponsored by Integrated Animal Nutrition and Health Inc., involved more than 1,000 animals, and took place earlier this year at pig farms in China. The results indicate resolution and cure rates ranging from 60-99%, and a benefit on prophylaxis of diarrhea.

“We have seen great interest in Jaguar’s Croton lechleri botanical extract in China and believe that the market potential for the product is substantial,” commented Dr. Kai Hang Chen, founder and CEO of Integrated Animal Nutrition and Health Inc.

Lisa Conte, Jaguar’s president and CEO, stated, “We are very happy about the exclusive supply and distribution agreement we’ve entered into with Integrated Animal Nutrition and Health Inc., and about the opportunity to leverage our first-in-class technology in this very important Chinese market. As we work to expand our commercialization efforts, we intend to seek out additional opportunities to enter key international markets.”

According to the Minnesota-based Institute for Agriculture and Trade Policy, swine production was expected to reach 723 million head in 2014 in China, where pork is still the main protein source for many consumers. In 2015 there were an estimated 15.6 million dairy cattle in China, according to Index Muni. China, with the world’s largest population, has been experiencing an increase in demand for dairy products as a result of sharply increasing income levels, fast-changing food habits, the desire of parents to feed their babies high-protein formula, and the loosening in 2015 of China’s longstanding one-child policy, among other factors.

About Jaguar Animal Health, Inc.

Jaguar Animal Health, Inc. is an animal health company focused on developing and commercializing first-in-class gastrointestinal products for companion and production animals, foals, and high value horses. Canalevia™ is Jaguar’s lead prescription drug product candidate, intended for the treatment of various forms of diarrhea in dogs. SB-300 is Jaguar’s prescription drug product candidate for the treatment of gastrointestinal ulcers in horses. Canalevia™ and SB-300 contain ingredients isolated and purified from the Croton lechleri tree, which is sustainably harvested. Neonorm™ Calf and Neonorm™ Foal are the Company’s lead non-prescription products. Neonorm™ is a standardized botanical extract derived from the Croton lechleri tree. Canalevia™ and Neonorm™ are distinct products that act at the same last step in a physiological pathway generally present in mammals. Jaguar has nine active investigational new animal drug applications, or INADs, filed with the FDA and intends to develop species-specific formulations of Neonorm™ in six additional target species, formulations of SB-300 in horses, and Canalevia™ for cats and dogs.

For more information, please visit www.jaguaranimalhealth.com.

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements.” These include statements regarding annual minimum purchase amounts that are required for Integrated Animal Nutrition and Health Inc. to maintain exclusivity under the terms of the Agreement, the ability of Integrated Animal Nutrition and Health Inc. to obtain all required product registrations, marketing authorizations, and customs clearance for the Chinese market, Jaguar’s opportunity to leverage its technology in the Chinese market, the Company’s intentions to seek out additional opportunities to enter key international markets, Jaguar’s plan to develop formulations of SB-300 in horses and species-specific formulations of Neonorm™ in additional target species, and the Company’s plan to develop formulations of Canalevia™ for cats and dogs. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expect,” “plan,” “aim,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative of these terms or other similar expressions. The forward-looking statements in this release are only predictions. Jaguar has based these forward-looking statements largely on its current expectations and projections about future events. These forward-looking statements speak only as of the date of this release and are subject to a number of risks, uncertainties and assumptions, some of which cannot be predicted or quantified and some of which are beyond Jaguar’s control. Except as required by applicable law, Jaguar does not plan to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise.

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Source: Jaguar Animal Health, Inc.

Contact:

Garth Russell

KCSA Strategic Communications

P: 212-896-1250

grussell@kcsa.com

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